AMENDMENT TO EMPLOYMENT AGREEMENT

          THIS AMENDMENT AGREEMENT (this "Agreement") is made and entered into as of the   26th   day of   September  , 2003, by and between COGENTRIX ENERGY, INC., a North Carolina corporation (the "Company"), and DENNIS W. ALEXANDER, a resident of Charlotte, North Carolina (the "Executive").

STATEMENT OF PURPOSE

          The Company and the Executive are parties to (i) an Executive Employment Agreement effective as of January 1, 1994 (the "Employment Agreement"), and amended on February 16, 2001 and November 12, 2001, covering the terms and conditions of the Executive's employment with the Company and (ii) a Profit-Sharing Agreement (the "Profit-Sharing Agreement") covering the terms and conditions of the Executive's participation in the Cogentrix Profit-Sharing Plan. The Executive is also a participant in the Cogentrix Energy, Inc. Select Management Committee Members Transaction Bonus Program (the "Program"). The Company and the Executive desire to further amend the Employment Agreement and the Profit-Sharing Agreement, each as heretofore amended, and the Program in certain respects, and this Agreement sets forth such amendments.

          NOW, THEREFORE, in consideration of the Statement of Purpose and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

          1.     Effectiveness and Term of Agreement. This Agreement shall become effective only in the event a "Change of Control" (as defined in the Employment Agreement) occurs on or before the thirtieth (30th) day of April, 2004 and, in such event:

                     (a)     this Agreement shall remain in full force and effect until the end of the Post-Change in Control Employment Period (as defined in the November 12, 2001 amendment to the Employment Agreement);

                     (b)     this Agreement shall supercede and replace in its entirety paragraphs 1(b) and 2 of the November 12, 2001 amendment to the Employment Agreement; and

                     (c)     the Profit-Sharing Agreement and the Program shall be modified as provided in this Agreement.

In the event a Change of Control of the Company does not occur on or before the thirtieth (30th) day of April, 2004, this Agreement shall be null and void and of no further legal force or effect.

          2.     Payment to the Executive Upon Certain Terminations of Employment During the Six-Month Period. In the event (a) the Executive's employment is involuntarily terminated during the "Six-Month Period" (as defined in the November 12, 2001 amendment to the Employment Agreement) by the Company other than for "Willful Misconduct " (as defined in the Company's Incentive Bonus Plan), (b) the Executive's employment is terminated during the Six-Month Period due to the Executive's death or disability or (c) the Executive chooses to resign from employment with the Company for any or no reason by delivering to the Company 30 days prior written notice of his resignation at any time during the "Window Period" (as hereinafter defined); then, and in any of such events, the Company shall pay to the Executive on the effective date of his termination of employment by wire transfer of immediately available funds to an account maintained at a commercial bank located in the United States and designated by the Executive the sum (less such federal, state and local taxes as are required to be withheld by the Company by applicable law or regulation) of:

                     (i)   $2,449,552.00; and

                     (ii)   the total, undiscounted amount of the severance benefit due to the Executive under Paragraph 2. of Section III. of the Profit-Sharing Agreement.

Such payment shall be in lieu of any amount that may otherwise be due to the Executive under the Program, Section 4.a.(4) and 5.a. of the Employment Agreement and Paragraph 2. of Section III. of the Profit-Sharing Agreement and shall fully discharge the Company from any liability under the Program and such provisions of the Employment Agreement and the Profit-Sharing Agreement.

          The payment made to the Executive pursuant to this paragraph 2 shall not relieve the Company of any obligation to timely pay or provide to the Executive any amounts or benefits required to be paid or provided or which the Executive is eligible to receive under Section 5.b. of the Employment Agreement, as amended, or any plan, program, policy, practice, contract or agreement of the Company, prior to or as a consequence of the Executive's termination of employment, including without limitation, any amounts due and payable to the Executive under the Company's Incentive Bonus Plan and the Annual Distributions (as defined in the Profit-Sharing Agreement) and the Employment Termination (as defined in the Profit-Sharing Agreement) distribution (but not the severance benefit which shall be paid in accordance with (ii) above) under the Profit-Sharing Agreement, and the Executive's entitlement to all such amounts or benefits are independent of and incremental to the payment due to the Executive pursuant to this paragraph 2.

          For purposes of this Agreement, the term "Window Period" shall mean the 150-day period commencing on the 31st day after the Change of Control, or if such 31st day is not a business day, on the immediately succeeding business day.

          3.     Continued Effectiveness of Employment Agreement and Incentive Compensation Plans and Policies. Except as expressly amended hereby, the Employment Agreement and the Profit-Sharing Agreement, each as heretofore amended, the Program and any other incentive compensation plans and policies of the Company shall continue in full force and effect in accordance with their respective terms and conditions.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COGENTRIX ENERGY, INC.

By:       /s/  James E. Lewis
             James E. Lewis,
             Chief Executive Officer

   /s/  Dennis W. Alexander
         Dennis W. Alexander